Exhibit 99(o)(2)
                             THE LIPPER FUNDS, INC.

                                   ADDENDUM TO

                MULTICLASS PLAN PURSUANT TO RULE 18F-3 UNDER THE
                         INVESTMENT COMPANY ACT OF 1940

     Reference is made to the Multiclass Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940 adopted December 14, 1995 (the "Multiclass Plan") of The Lipper Funds, Inc. (the "Company"). The Lipper Merger Fund (the "Fund") has been added as a series to the Company. This Addendum revises the Multiclass Plan as follows:

     1. The sentence "Premier Shares of the Lipper U.S. Equity Fund (and Premier Shares of the Lipper High Income Bond Fund and the Lipper Europe Equity Fund after the exchanges) will be offered for sale to purchasers who invest a minimum of $1,000,000 in a Fund (other than purchasers eligible to purchase Group Retirement Plan Shares), subject to waiver of the minimum purchase requirement as set forth in the prospectus." in "Section III - Purchase Limits" is amended to read:

          "Premier Shares of the Lipper U.S. Equity Fund and Premier Shares of the Lipper Merger Fund (and Premier Shares of the Lipper High Income Bond Fund and the Lipper Europe Equity Fund after the exchanges) will be offered for sale to purchasers who invest a minimum of $1,000,000 in a Fund (other than purchasers eligible to purchase Group Retirement Plan Shares), subject to waiver of the minimum purchase requirement as set forth in the prospectus."

     2. Schedule A to the Multiclass Plan shall be modified to include the following as an Investment Portfolio:

          4.   Lipper Merger Fund

                                      THE LIPPER FUNDS, INC.


                                      By:
                                          -------------------------------------
                                          Name:    Abraham Biderman
                                          Title:   Executive Vice President


Dated  June 20, 2001